Exhibit 99.1

AÉROPOSTALE REPORTS RESULTS FOR FIRST QUARTER

First Quarter Earnings of $0.20 Per Diluted Share
Provides Second Quarter Guidance

New York, New York, May 19, 2011 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today reported results for the first quarter of fiscal 2011, and provided guidance for the second quarter of fiscal 2011.

First Quarter Performance
Diluted net earnings per share for the first quarter of fiscal 2011 decreased 58% to $0.20 per share, compared to $0.48 per share in the same period last year.  Net income for the first quarter decreased 64% to $16.4 million, compared to net income of $45.4 million last year.

For the first quarter of fiscal 2011 net sales increased 1% to $469.2 million, from $463.6 million in the year ago period. Same store sales for the first quarter decreased 7%, compared to a same store sales increase of 8% last year.

E-commerce
Total net sales from the Company’s e-commerce business for the first quarter of fiscal 2011 increased 18% to $28.2 million, from $23.8 million in the year ago period.

Cash Positioning and Share Repurchase Program
The Company ended the quarter with cash and cash equivalents of $139.1 million, and no debt. During the first quarter of fiscal 2011, the Company repurchased approximately $100.1 million, or 4.2 million shares of common stock. The Company currently has $145.2 million of availability remaining under its share repurchase program.

Store Growth and Capital Spending
The company opened nine Aéropostale and seven P.S. from Aéropostale stores, and closed one Aéropostale store during the quarter. For the first quarter the company incurred $25.4 million in capital expenditures.

Second Quarter Guidance
For the second quarter of fiscal 2011, the Company expects earnings in the range of $0.11 to $0.16 per share. Based on current business trends and uncertainty surrounding the retail environment in the back-half of the year, the Company is not reiterating or providing an update to its previously issued full year guidance at this time. Moving forward, the Company expects to provide quarterly guidance.

Thomas P. Johnson, Chief Executive Officer, commented, “Our outlook for the second quarter reflects our plans to aggressively clear through spring inventories to position ourselves appropriately for the important back to school selling season. While we are disappointed with our current performance, we are confident that our entire organization is focused on the right initiatives to regain market share. Our goals for the remainder of the year remain very clear – regain balance and clarity in our merchandise assortments, mitigate industry wide cost increases, and manage our cost structure conservatively and carefully.”

Conference Call Information
The Company will be holding a conference call today at 4:15 P.M EDT to review its first quarter results. The broadcast will be available through the ‘Investor Relations’ link at www.aeropostale.com and www.fulldisclosure.com.  To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 7 to 12 year-old kids through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in its Aéropostale stores and online at www.aeropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores and online at www.ps4u.com. The Company currently operates 914 Aéropostale stores in 49 states and Puerto Rico, 60 Aéropostale stores in Canada and 57 P.S. from Aéropostale stores in 16 states.

THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

EXHIBIT A

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	April 30, 2011	January 29, 2011	May 1, 2010

ASSETS
Current Assets:
Cash and cash equivalents	$139,103	$265,553	$312,716
Merchandise inventory	142,250	156,596	122,686
Other current assets	59,484	47,416	50,350
Total current assets	340,837	469,565	485,752

Fixtures, equipment and improvements, net	308,514	299,242	264,895

Other assets	4,531	4,390	7,337

TOTAL ASSETS	$653,882	$773,197	$757,984

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$94,065	$103,014	$72,008
Accrued expenses	78,002	113,088	121,033
Total current liabilities	172,067	216,102	193,041

Other non-current liabilities	128,949	124,458	112,077

Stockholders’ equity	352,866	432,637	452,866

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$653,882	$773,197	$757,984

EXHIBIT B

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA

(in thousands, except per share and store data)

	13 weeks ended
	April 30, 2011		May 1, 2010
		% of sales		% of sales

Net sales	$469,183	100.0%	$463,641	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses)	332,525	70.9	280,822	60.6

Gross profit	136,658	29.1	182,819	39.4

Selling, general and administrative expenses	109,082	23.2	107,668	23.2

Income from operations	27,576	5.9	75,151	16.2

Interest expense, net	67	0.0	27	0.0

Income before income taxes	27,509	5.9	75,124	16.2

Income taxes	11,142	2.4	29,740	6.4

Net income	$16,367	3.5%	$45,384	9.8%

Basic earnings per share	$0.20		$0.48

Diluted earnings per share	$0.20		$0.48

Weighted average basic shares	82,605		93,912

Weighted average diluted shares	83,445		94,944

STORE DATA:

Comparable store sales (decrease) increase	(7)%		8%

Stores open at end of period	1,027		962

Total square footage at end of period	3,762,379		3,458,065

Average square footage during period	3,737,495		3,451,563